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                                                                   EXHIBIT 99.1





CONTACTS:
MIKE EL-HILLOW                                  CATHY KAWAKAMI
SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER  DIRECTOR OF INVESTOR RELATIONS
ADVANCED ENERGY INDUSTRIES, INC.                ADVANCED ENERGY INDUSTRIES, INC.
970-407-6570                                    970-407-6732
mike.el-hillow@aei.com                          cathy.kawakami@aei.com

FOR IMMEDIATE RELEASE

               ADVANCED ENERGY REPORTS FIRST QUARTER 2002 RESULTS

FORT COLLINS, COLORADO (APRIL 17, 2002)-Advanced Energy (Nasdaq: AEIS) today reported financial results for the first quarter ended March 31, 2002. Advanced Energy is a leading global provider of critical components and sub-systems used in the production of semiconductors, flat panel displays, data storage products and other advanced applications.

For the 2002 first quarter, revenues were $42.9 million, including $6.7 million from Aera Japan Ltd., which Advanced Energy acquired in mid January 2002. This represents a decrease of 43 percent from $74.7 million for the first quarter of 2001, and an increase of 26 percent from $34.0 million for the fourth quarter of 2001.

Net loss for the first quarter of 2002 was $8.7 million, or $0.27 per share compared to first quarter 2001 net income of $5.1 million, or $0.16 per diluted share. This compares to the fourth quarter 2001 net loss of $14.4 million, or $0.45 per share. Pro forma net loss from operations for the fourth quarter of 2001 was $9.4 million, or $0.29 per share, excluding a $2.5 million restructuring charge related to October 2001 cost containment initiatives, a $5.6 million charge related to a technology investment, and the related tax effect of $3.1 million.

Doug Schatz, chairman and chief executive officer, said, "Although we remain cautious about the current industry environment, we are pleased to report a quarter-over-quarter improvement in our operating results. Based on current order patterns, we expect a continued increase in demand as we move into the second quarter of 2002."

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"Throughout this downturn, Advanced Energy has been aggressive in moving forward our strategy to bring higher value solutions to our customers. We executed this strategy through key acquisitions and through internal development programs where we worked closely with our customers to identify and address complex plasma manufacturing issues. The recent acquisitions of Aera, Dressler HF
Technik GmbH and Symphony Systems add key technology solutions to our product portfolio, and will enable Advanced Energy to address a larger available market opportunity while bringing a more comprehensive suite of subsystems to our customers. Our technology lead is even broader now than when we entered the industry downturn, and we will benefit from this strong position as the industry continues to recover," said Mr. Schatz.

The Company is continuing to experience an increase in demand, and currently expects revenues in the $53 to $57 million range and a net loss of $0.20 to $0.23 per share for the second quarter of 2002.

FIRST QUARTER 2002 CONFERENCE CALL

Management will host a conference call today, Wednesday, April 17, 2002 at 9:00 am Eastern time to discuss the financial results. You may access this conference call by dialing 888-713-4717. International callers may access the call by dialing 706-679-7720. For a replay of this teleconference, please call 706-645-9291, code 3610221. The replay will be available through Wednesday, April 24, 2002. There will also be a webcast available at www.advanced-energy.com.

ABOUT ADVANCED ENERGY

Advanced Energy is a global leader in the development, marketing and support of components and sub-systems critical to plasma-based manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, compact discs, digital video discs, architectural glass, and other applications that require precise thin-film processes.

AE offers a comprehensive line of technology solutions in power, flow and thermal management, plasma and ion beam sources, and integrated process monitoring and control to original equipment manufacturers (OEMs) and end-users around the world.

AE operates in regional centers in North America, Asia and Europe, and offers global sales and support through direct offices, representatives and distributors. Founded in 1981, AE is a publicly-held company traded on Nasdaq National Market under the symbol AEIS. For more information, please visit our corporate website: www.advanced-energy.com.

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SAFE HARBOR STATEMENT

This press release contains certain forward-looking statements subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the semiconductor and semiconductor capital equipment industries, fluctuations in quarterly and annual revenues and operating results, Advanced Energy's ongoing ability to develop new products in a highly competitive industry characterized by increasingly rapid technological changes, our ability to successfully integrate acquired companies' operations, and other risks described in Advanced Energy's Form 10-K, Forms 10-Q and other reports and statements, as filed with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Copies may also be obtained by contacting Advanced Energy's investor relations at 970-407-6732. The company assumes no obligation to update the information in this press release.


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